Exhibit 23.2



                         Consent of Independent Auditors



We consent to the reference to our firm under the captions "Summary - Summary financial information,", "Selected financial information," and "Experts" and to the use of our report dated January 28, 2002, in the Registration Statement (Form F-3) and related prospectus of Votorantim Celulose e Papel S.A. for the registration of 5,172,398,201 of its preferred shares represented by American Depositary Shares (each American Depositary Share represents 500 preferred shares).




                   Ernst & Young Auditores Independentes S.S.

                            /s/ Idesio S. Coelho Jr.
                              Idesio S. Coelho Jr.
                                     Partner




Sao Paulo, Brazil
November 21, 2003